Exhibit 3.1
                                                                     -----------

                                AMENDMENT NO. 4
                         TO THE AMENDED AND RESTATED
                           BYLAWS OF BLACKROCK, INC.
                            A Delaware Corporation

     In accordance with Section 8.1 of the Amended and Restated Bylaws (the "Bylaws") of BlackRock, Inc. (the "Corporation"), the following amendments to the Bylaws were approved by the Corporation's Board of Directors:

1. Amendment to Section 3.16(e). Section 3.16(e) of the Bylaws is hereby amended by replacing the term "Compensation Committee" with the term "Management Development and Compensation Committee" in the first sentence of the subsection.

2. Amendment to Section 3.16(e)(iv). Section 3.16(e)(iv) of the Bylaws is hereby amended by replacing the term "Compensation Committee" with the term "Management Development and Compensation Committee" in the title of the subsection and the first, second and third sentences of such subsection.

3. Amendment to Section 4.5(a). Section 4.5(a) of the Bylaws is hereby amended by replacing the term "Compensation Committee" with the term "Management Development and Compensation Committee" in the third sentence of the subsection.


Effective as of March 27, 2006.